UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2007 (August 26, 2007)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

2506 Lakeland Drive, Suite 100
Flowood, MS  39232
(Address of principal executive offices) (Zip Code)

601-983-3800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On August 26, 2007, Xfone 018 Ltd. (“Xfone 018”), the Israel based majority owned subsidiary of Xfone, Inc. (the “Registrant”), entered into an employment contract (the “Contract”) with Roni Haliva, pursuant to which Mr. Haliva will serve as the General Manager of Xfone 018, effective as of August 26, 2007.

Mr. Haliva will be paid a base salary of NIS 36,000 (approximately $8,665) per month, and will also be entitled to annual bonus payments which will be determined based upon Xfone 018’s achievement of certain performance targets related to its annual budget (the “Targets”) as proposed by Mr. Haliva and fixed by Xfone 018’s Board of Directors annually.

Mr. Haliva will also be paid a budget preparation bonus of NIS 6,000 (approximately $1,445) for the months of September, October and November of 2007.  The Contract also provides for allocations to a pension plan and continuing education fund for Mr. Haliva’s benefit, as well as the receipt of convalescent pay, payments in connection with a sale of Xfone 018’s shares or business under certain circumstances, use of a company car, and other customary ancillary benefits.  Mr. Haliva has agreed to preserve all confidential and proprietary information relating to Xfone 018’s business during and after the term of his employment, and he has agreed to non-competition and non-solicitation provisions that are in effect during the term of the Contract and for one year thereafter.

Mr. Haliva will also be entitled to receive the following number of options to purchase shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), under the Registrant’s stock option plan, which is expected to be adopted by the Registrant in 2007 (the “Plan”).  The options are described in Appendix A to the Contract, which was approved by the Registrant’s Board of Directors and entered into by the Registrant on August 26, 2007.

1)  Within 30 days of adoption of the Plan, Mr. Haliva will be granted options to purchase 300,000 shares of Common Stock, at an exercise price of $3.50 per share, of which (i) options to purchase 75,000 shares will be exercisable after 12 months have elapsed from the commencement of his employment, but not before the qualifying date (the “First Exercise Date”); and (ii) options to purchase 18,750 shares will be exercisable at the end of every 3 month period, beginning after 3 months have elapsed from the First Exercise Date.

2)  At the end of each calendar year between 2008 and 2011, and upon the achievement by Xfone 018 100% of its Targets for each such year, Mr. Haliva will be granted options to purchase 25,000 shares of the Registrant’s Common Stock under the Plan, for an exercise price of $3.50 per share, which will be exercisable 30 days after the Registrant publishes its annual financial statements for such year.

All options will expire 120 days after termination of Mr. Haliva’s employment with Xfone 018.

The Contract may be terminated by either party at any time, upon 120 days prior written notice during the first year of Mr. Haliva’s employment, and upon 180 days prior written notice during the second year of employment and thereafter.

The foregoing summary of the terms of Mr. Haliva’s employment is qualified in its entirety by reference to the Contract, including Appendix A, copies of which are attached as exhibits to this Current Report on Form 8-K.

Mr. Haliva, 42 years of age, has over 20 years of experience in the telecommunication market.  During the last two years, he was Senior Vice President of Bezeq International Ltd., a leading telecommunication services provider in Israel. Prior to this position, he established the marketing and sales division of Malam Group, one of the major IT service providers in Israel, and served as Senior Vice President with overall responsibility for the business development, marketing & sales of the company.  Prior to Malam, Mr. Haliva worked as VP Marketing and Sales for Siemens Israel, which is the Regional Company representing the global Siemens conglomerate in Israel.  He has also served in various managerial duties in Bezeq, the local exchange carrier in Israel. Mr. Haliva received a Bsc. degree in computers engineering from the Technion (The Israel Institute of Technology). He also holds an MBA from the Ben Gurion University in Israel.

Item 9.01                      Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           Exhibits

Exhibit No.	Description
10.108	Employment Contract, including Appendix A, entered into with Roni Haliva on August 26, 2007 [Translation from Hebrew].

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2007	Xfone, Inc.
	By:	/s/ Guy Nissenson
Guy Nissenson President, Chief Executive Officer and Director

INDEX TO EXHIBITS

Exhibit No.	Description
10.108	Employment Contract, including Appendix A, entered into with Roni Haliva on August 26, 2007 [Translation from Hebrew].